UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 6, 2005

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Number)

1014 Vine Street Cincinnati, OH 45201

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2—Financial Information

Item 2.02. Results of Operations and Financial Condition.

On December 6, 2005, the Company released its earnings for the third quarter 2005. Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 8—Other Events

Item 8.01 Other Events.

The Company currently is in the process of completing its business plan for 2006. As in the past, Kroger expects to share details of its business plan when it releases fourth-quarter results in March. The Company’s strategic focus will remain the same. The Company will continue to focus on driving sales growth and balancing investments in gross margin and improved customer service with operating cost reductions to provide a better shopping experience for Kroger customers. The Company expects operating margins in southern California to improve slightly due to continued recovery in that market, although the incremental improvement in 2006 will be less than in 2005. The Company expects operating margins in the balance of the company to hold steady. One thing to keep in mind is that fiscal 2006 will be 53 weeks, compared to fiscal 2005, which is a 52-week year. Also, the Company will begin expensing stock options in 2006, which it expects will affect fiscal 2006 earnings by 4 – 6 cents per diluted share.

The foregoing disclosure contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “will” and “expects.” These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. Our ability to achieve sales goals, for the entire Company and southern California in particular, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including non-traditional competitors; our response to these actions; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; weather conditions; the lingering effects of the hurricanes in the Gulf region; stock repurchases; the success of our future growth plans; goodwill impairment; and our ability to generate sales at desirable margins. Our ability to improve our operating profit margins in southern California and to maintain our operating profit margins in the balance of the Company may be adversely affected if our efforts to contain operating, general and administrative expenses fail, primarily if we are unsuccessful in generating contemplated sales or cost reductions in key areas of our business; or if our systems fail to deliver the productivity savings that we anticipate. Our ability to balance gross margin investments with operating cost reductions that can be used to fund lower prices and improved service may be affected by actions taken by our competition; cost increases that are not passed on to customers; and an inability to generate sales at desirable margins. Our ability to become more competitive may be affected by actions taken by our competitors to maintain or increase market shares; increased costs as a result of weather conditions; our efforts to control pension and health care costs; labor disputes; and continued industry consolidation. We anticipate expensing stock options during fiscal year 2006, as generally accepted accounting principles as currently in effect would require us to do so; however, if the accounting pronouncements change prior to our implementation, we may elect not to do so. Our estimated expense of $0.04-$0.06 per diluted share, from the adoption of stock option expensing, could vary if the assumptions that we used to calculate the expense prove to be inaccurate, which, because of the nature of the assumptions may well prove to be inaccurate. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Section 9—Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

99.1	Earnings release for third quarter 2005, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

THE KROGER CO.

December 6, 2005	By:	/s/ Paul Heldman
Paul Heldman
Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit
99.1	Earnings release for third quarter 2005, filed herewith.